Exhibit 99.1

LightPath New Product Announcement:

New Molded Aspheric Lenses

LightPath Technologies introduces 6 new asphere lenses, including three Kodak equivalent aspheric lenses and three LightPath exclusive large numerical aperture, large beam diameter aspheric lenses.

(January 17,2007) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

LightPath Technologies is introducing six new molded asphere lenses to their extensive catalog of high performance aspheric lenses.

Three of the lenses are drop-in replacements for Kodak’s® discontinued A390, A397, and A375 lenses. All these new lenses are manufactured from RoHS Compliant glasses to help pre-existing optical designs to quickly achieve RoHS compliance without an expensive redesign.

The remaining three new lenses are LightPath exclusive large numerical aperture (NA), large beam diameter aspheric lenses. These lenses are designed to collect the maximum amount of light from a divergent beam laser and provide a large diameter (up to 10 mm) collimated beam.

LightPath’s aspheric lenses are ideal for laser collimation in a wide range of applications including laser tools, telecommunications, biomedical instrumentation, and chemical detection. By using an aspheric lens, the collimated beam can be created by a single compact lens rather than conventional doublet or triplet lenses that reduce cost through reduced component count.

LightPath Technologies Inc. will be exhibiting their new aspheric lenses in Booth 1034 at SPIE Photonics West Conference in San Jose, California, January 23rd through January 25th.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts:

USA:	Edward Patton, Vice President Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: epatton@lightpath.com
Internet: www.lightpath.com

Europe:	Pascal Voluer, European Sales Director
LightPath Technologies (Europe)
Phone: +33 2 96 47 28 14
Email: pvoluer@lightpath.com

China:	Allen Zhang, China Sales Manager
LightPath Optical Instrumentation (Shanghai) Co., Ltd.
Phone: +86 (0)21 6916 6099 x108
Email: gzhang@lightpath.com.cn

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Kodak® is a Registered Trademark of the Eastman Kodak Company